Summary of The Norwich Savings Society 1987 and 1990
Deferred Compensation Agreements

Directors of The Norwich Savings Society could defer their fees pursuant to deferred compensation agreements effective in 1987 and 1990. Under the 1987 agreements, directors deferred their fees over a four-year period. Deferred amounts were invested in life insurance policies owned by The Norwich Savings Society. Benefits under the 1987 agreements are payable upon retirement, termination, disability or death in monthly installments over a period of 120 months. Under the 1990 agreements, deferred amounts are credited with an assumed annual earnings rate of 11%. The accumulated deferred amounts and the earnings thereon are payable either in a lump sum or in 10 annual installments, as determined by The Norwich Savings Society, upon retirement, termination, disability or death. The Norwich Savings Society invested the deferred amounts in life insurance policies owned by The Norwich Savings Society. No deferrals were made under the 1990 agreements after June 30, 1995. Five of the current members of the Board of Directors of The Norwich Savings Society and Norwich Financial Corp. have deferred fees under the 1990 agreements. Four current directors have deferred fees under the 1987 agreements. The 1987 and 1990 agreements will be amended and restated in the form of one consolidated 1997 agreement for each director pursuant to resolutions adopted by the Board of Directors of The Norwich Savings Society and Norwich Financial Corp. effective September 3, 1997. The substantive amendments to the agreements will be the substitution of an 8 1/2% assumed earnings rate for amounts deferred under the 1990 agreements.